UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☑  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

REPUBLIC SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 4, 2009
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2009
     The following information supplements and amends the proxy statement of Republic Services, Inc. (the “Company,” “we,” “us,” or “our”) furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for the 2009 Annual Meeting of Stockholders and for any adjournment or postponement thereof. The annual meeting is scheduled to be held at 10:30 a.m., local time, on Thursday, May 14, 2009 at the Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260. This supplement to the proxy statement is being filed with the Securities and Exchange Commission on May 4, 2009. THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement.
     Only stockholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment of the annual meeting.
RECENT DEVELOPMENTS
     As discussed in the proxy statement, each of James O’Connor, our Chief Executive Officer, and Tod Holmes, our Chief Financial Officer, has held certain rights to terminate his employment for good reason as a result of the relocation of the Company’s headquarters from Florida to Arizona after the December 2008 merger between the Company and Allied Waste Industries, Inc. A termination for good reason would have entitled each of Messrs. O’Connor and Holmes to substantial payments, as described in the proxy statement. On May 4, 2009, we entered into new employment agreements with each of Messrs. O’Connor and Holmes. When these agreements become effective, each of Messrs. O’ Connor and Holmes will have waived his right to terminate employment for good reason due to the relocation and will be entitled to certain additional benefits, primarily in connection with a future termination of employment. However, to receive any benefit under our Synergy Incentive Plan (the plan pursuant to which our executives would receive compensation based on the level of synergy achievement in connection with the Allied merger), neither Mr. O’Connor nor Mr. Holmes may retire or quit without good reason before January 1, 2011.
     The new agreements are subject to, and will only become effective on, approval by our stockholders of the Executive Incentive Plan as proposed in the proxy statement (including the Synergy Incentive Plan, which is a part of the Executive Incentive Plan) at the annual meeting. If we do not receive stockholder approval of the Executive Incentive Plan, each of Messrs. O’Connor and Holmes will continue to have the rights and benefits he has under his prior employment agreement.
     The new employment agreements for Messrs. O’Connor and Holmes are consistent with the Company’s executive compensation philosophy, which is designed to retain and motivate executives to increase stockholder value on both an annual and long-term basis, particularly as the Company continues to integrate the acquired Allied Waste operations. The compensation committee of the Company’s board of directors, which engaged outside compensation consultants to assist in its analysis, believes that the proposed new employment agreements effectively align Messrs. O’Connor’s and Holmes’ interests with the long-term interests of the Company’s stockholders.
     The following summarizes the key terms of the new agreements.
Mr. O’Connor’s Revised Employment Agreement
     Mr. O’Connor is party to an employment agreement with us, entered into in February 2009, effective on the merger of our company and Allied, which will be superseded by the new agreement. When the new agreement becomes effective, Mr. O’Connor gives up his right to terminate for good reason as a result of his relocation from Florida to Arizona. In addition, Mr. O’Connor gives up his right to receive a tax gross-up for any excise taxes that may be due as a result of any future change of control transaction and his right to three years’ base salary as part of his severance payment that he was entitled to if he had a termination of employment due to his death, disability, termination by us for cause or termination by him for good reason.
     Under the old agreement, Mr. O’Connor is entitled to a payment for taxes due on amounts credited to his deferred compensation account prior to December 31, 2006 if he has a termination of employment on or before the seventh day after the 2009 annual meeting due to death, disability, termination by us without cause or termination by him for good reason. The new agreement will entitle Mr. O’Connor to this payment (which has been fixed at $5.2 million) upon retirement and under the previous circumstances, without regard to whether they occur on or before the seventh day after the annual meeting.
     Under the old agreement, Mr. O’Connor is entitled to certain benefits and payments (related to awards made to him after July 26, 2006) at retirement only if he provides us with twelve months notice of his intent to retire. The new agreement provides that, in order to receive those benefits and payments, Mr. O’Connor must not deliver his retirement notice until at least nine months after Mr. Holmes provides a retirement notice (if Mr. Holmes provides the first such notice). Further, Mr. O’Connor is not entitled to any payment under the Synergy Incentive Plan if his retirement is effective before January 1, 2011. These limitations are eliminated upon a future change of control.
     Under the old agreement, Mr. O’Connor is entitled to a credit of $2,250,000 under our deferred compensation plan on January 1, 2010 if he is employed by us on that date. The new agreement provides that Mr. O’Connor will also receive this credit if his employment is terminated prior to such date due to death, disability, termination by us without cause or termination by him for good reason.
     The new agreement provides that, upon Mr. O’Connor’s retirement or termination of employment due to death, disability, termination by us without cause or termination by him for good reason, we will pay Mr. O’Connor or his beneficiary $4.8 million.
     The new agreement provides that, in the event Mr. O’Connor’s employment is terminated by us without cause, by him for good reason or due to death or disability, he will be eligible to receive 100% of the payment under the Synergy Incentive Plan that he would have otherwise been eligible to receive if he remained employed by us throughout the measurement period (as defined in the plan), rather than a pro-rata amount. As noted above, he will not be eligible to receive any payment under the Synergy Incentive Plan if he retires or quits without good reason effective before January 1, 2011.
     Mr. O’Connor will receive a grant of restricted stock or restricted stock units upon the effective date of his new agreement having a value of $2.0 million. The restricted stock will vest on the earliest of the first anniversary of the grant date, a change in control or termination of employment due to death, disability, termination by us without cause or termination by him for good reason.
     The new agreement limits what constitutes cause for us to terminate Mr. O’Connor to (1) engaging in willful gross misconduct with respect to his employment duties which directly results in material economic harm to our Company, (2) the conviction of or a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude which causes or will likely cause substantial economic damage or substantial injury to the business reputation of our Company, and (3) a failure lasting at least thirty consecutive calendar days to discharge the duties due to willful gross negligence or willful gross misconduct.
Mr. Holmes’ Revised Employment Agreement
     Mr. Holmes is party to an employment agreement with us, entered into and effective as of February 21, 2007, which will be superseded by the new agreement. By entering into his new agreement, Mr. Holmes gives up his right to terminate for good reason as a result of his relocation from Florida to Arizona.

In addition, Mr. Holmes gives up his right to receive a tax gross-up for any excise taxes that may be due as a result of any future change of control transaction and his right to two years’ base salary as part of his severance payment that he was entitled to if he had a termination of employment due to his death, disability, termination by us without cause or termination by him for good reason.
     Under the old agreement, Mr. Holmes is entitled to a payment for taxes due on amounts credited to his deferred compensation account prior to December 31, 2006 if he has a termination of employment due to death, disability, termination by us without cause or termination by him for good reason. The new agreement entitles Mr. Holmes to this payment (which has been fixed at $3.1 million) upon retirement and under the previous circumstances.
     Under the old agreement, Mr. Holmes is entitled to certain benefits and payments (related to awards made to him after July 26, 2006) at retirement only if he provides us with twelve months notice of his intent to retire. The new agreement provides that, in order to receive those benefits and payments, Mr. Holmes must not deliver his retirement notice until at least nine months after Mr. O’Connor provides a retirement notice (if Mr. O’Connor provides the first such notice). Further, Mr. Holmes is not entitled to any payment under the Synergy Incentive Plan if his retirement is effective before January 1, 2011. These limitations are eliminated upon a future change of control.
     The new agreement provides that Mr. Holmes is entitled to a credit of $1,000,000 under our deferred compensation plan on January 1, 2010 if he is employed by us on that date. Mr. Holmes will also receive this credit if his employment is terminated prior to such date due to death, disability, termination by us without cause or termination by him for good reason.
     The new agreement provides that, upon Mr. Holmes’ retirement or termination of employment due to death, disability, termination by us without cause or termination by him for good reason, we will pay Mr. Holmes or his beneficiary $1.9 million.
     The new agreement provides that, in the event Mr. Holmes’ employment is terminated by us without cause, by him for good reason or due to death or disability, he will be eligible to receive 100% of the payment under the Synergy Incentive Plan that he would have otherwise been eligible to receive if he remained employed by us throughout the measurement period (as defined in the plan), rather than a pro-rata amount. As noted above, he will not be eligible to receive any payment under the Synergy Incentive Plan if he retires or quits without good reason effective before January 1, 2011.
     Mr. Holmes will receive a grant of restricted stock or restricted stock units upon the effective date of his new agreement having a value of $500,000. The restricted stock will vest on the earliest of the first anniversary of the grant date, a change in control or termination of employment due to death, disability, termination by us without cause or termination by him for good reason.
     The new agreement limits what constitutes cause for us to terminate Mr. Holmes to those circumstances that constitute cause for Mr. O’Connor’s new agreement, as described above.
MISCELLANEOUS INFORMATION
Voting Information
IF YOU HAVE PREVIOUSLY DELIVERED A PROXY FOR USE AT THE ANNUAL MEETING AND YOU DO NOT WISH TO CHANGE YOUR VOTE OR REVOKE YOUR PROXY, YOU DO NOT NEED TO TAKE ANY ACTION IN CONNECTION WITH THIS SUPPLEMENT.
If you have already voted and you wish to revoke your proxy, you may do so, prior to the time the proxy is exercised, by (1) sending a written notice to us stating that you would like to revoke your proxy, (2) completing and submitting a new proxy card to us, or casting a new vote by phone or Internet, or (3) attending the meeting and voting in person.

THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND THAT YOU VOTE
•	FOR the election of the eleven nominees to the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as our Independent Auditors for fiscal 2009;

•	FOR the approval of the Republic Services, Inc. Executive Incentive Plan; and

•	FOR the approval of the Republic Services, Inc. 2009 Employee Stock Purchase Plan.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2009
As permitted by the “notice and access” rules adopted by the SEC, we made our proxy statement and our 2008 Annual Report to Stockholders (which includes our Annual Report on Form 10-K), and will make this Supplement, available electronically via the Internet. On or about April 3, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing the instructions on how to access this proxy statement and our annual report and how to vote online. Stockholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials or 2008 Annual Report to Stockholders, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company’s Proxy Statement, 2008 Annual Report to Shareholders and this Supplement are available at www.proxyvote.com.